Exhibit 99.1

For immediate release
Investor contact: Rusty Fisher, 713-307-8770
Media contact: Janice Aston White, 713-307-8780

Endeavour announces management change

Houston, May 31, 2007 – Endeavour International Corporation (AMEX: END) announced today that its Chief Financial Officer Lance Gilliland has resigned to return to a career in investment banking.

“Lance was an important member of our team and contributed much to our growth activities over the past two years,” said William L. Transier, chairman, chief executive officer and president. “We are very fortunate to have built a talented and experienced team in our finance and accounting areas to continue performing those functions until a successor is named.”

Added Lance Gilliland, “This was a difficult decision as I have been proud to be a part of the executive team at Endeavour. I have every confidence in its management, financial and technical teams, and look to watching the company achieve new levels of success.”

Gilliland will be a partner running the mergers and acquisitions effort with Tudor, Pickering & Co., a Houston-based energy investment bank, founded by Bobby Tudor, a former colleague from Goldman, Sachs & Co. and Dan Pickering, a well-known energy research analyst. The company will begin the search for a new chief financial officer immediately.

Endeavour International Corporation is an oil and gas exploration and production company focused on the acquisition, exploration and development of energy reserves in the North Sea. For more information, visit http://www.endeavourcorp.com.

Certain statements in this news release should be regarded as “forward-looking” statements within the meaning of the securities laws. These statements speak only of as of the date made. Such statements are subject to assumptions, risk and uncertainty. Actual results or events may vary materially.